UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of earliest event reported): December 28, 2012

MOTORCAR PARTS OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962
(State or other jurisdiction of incorporation or organization)	(Commission File #)	(IRS Employer Identification No.)

2929 California Street, Torrance, CA 90503
(Address of principal executive offices)

(310) 212-7910
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

A copy of the press release dated January 2, 2013, reporting in accordance with NASDAQ Listing Rule 5635(c)(4) regarding the grant on December 28, 2012 of an option to Scott Matrenec, who was appointed President of Fenwick Automotive Products Limited, a wholly owned subsidiary of Motorcar Parts of America, Inc. (the “Company), on September 10, 2012, is attached hereto as Exhibit 99.1

Mr. Matrenec, age 37, was previously Director of AlixPartners, LLP, a global firm specializing in improving corporate financial and operational performance. At AlixPartners, LLP, Mr. Matrenec’s experiences included developing and implementing comprehensive financial and operational strategies including acquisition integration and cost reduction initiatives for clients. AlixPartners, LLP is not a parent, subsidiary or other affiliate of the Company.

The option granted to Mr. Matrenec to purchase 98,800 shares of the common stock of the Company has a per share exercise price equal to $6.46, the closing price of the Company’s common stock on December 28, 2012. The option will vest as to one-third of the shares subject thereto on each of September 10, 2013, 2014 and 2015, subject to Mr. Matrenec’s continued employment with the Company through each applicable vesting date. In addition, the option is subject to accelerated vesting upon a change in control of the Company or the attainment of certain financial targets by Fenco. The option grant was made as an inducement material to Mr. Matrenec entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1 – Press Release by Motorcar Parts of America, Inc. on January 2, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.:

Dated: January 3, 2013	By:	/s/ David Lee
David Lee
Chief Financial Officer

Dated: January 3, 2013	By:	/s/ Kevin Daly
Kevin Daly
Chief Accounting Officer

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